CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129628, 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407,333-225865 333-231749, 333-237292, 333-239244) of our report dated June 29, 2021, with respect to the statement of net assets available for benefits of Flotek Industries, Inc. 401(k) Plan as of December 31, 2020 and the related statement of changes in net assets available for benefits for the year ended December 31, 2020, appearing in this Annual Report on Form 11-K of Flotek Industries, Inc. 401(k) Plan for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman, LLP

Asheville, North Carolina
June 29, 2021